Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Monterey Capital Acquisition Corporation (the “Company”) on Amendment No. 1 to Form S-4 to be filed on February 12, 2024, of our report dated December 19, 2023, with respect to our audits of the consolidated financial statements of Monterey Capital Acquisition Corporation as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period September 23, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

February 12, 2024